EXHIBIT 99.1

Oxford: Owner of Tommy Bahama, Lilly Pulitzer and Johnny Was Reports Second-Quarter Results

  Second quarter sales grew 16%, with sales growth in each operating group
  Second quarter GAAP EPS of $3.22 and adjusted EPS of $3.45

ATLANTA, Aug. 31, 2023 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fiscal 2023 second quarter ended July 29, 2023.

Consolidated net sales in the second quarter of fiscal 2023 increased 16% to $420 million compared to $363 million in the second quarter of fiscal 2022. EPS on a GAAP basis was $3.22 compared to $3.49 in the second quarter of fiscal 2022. On an adjusted basis, EPS was $3.45 compared to $3.61 in the second quarter of fiscal 2022.

In the first half of fiscal 2023, net sales grew 17% year-over-year to $840 million. EPS was $6.86 on a GAAP basis compared to $6.94 last year and $7.23 on an adjusted basis compared to $7.11 last year.

Tom Chubb, Chairman and CEO, commented, “We are pleased to have delivered second quarter results that are up significantly on a multi-year basis and within our forecasted range given the choppy operating environment. Our solid top-line performance was achieved through winning execution within our six brands, each of which saw sales growth this quarter driven by strong emotional connections to consumers, inspiring brand voices, and balanced omnichannel distribution delivering exceptional products to our customers. While these factors remain strong across our business, we have recently seen consumers become a bit more cautious with their discretionary spending due to challenging macroeconomic conditions. We are also feeling the impacts of wildfires on Maui due to Oxford’s significant presence on the island. In consideration of these factors, we are moderating our outlook for the second half of the year.

“Despite some near-term pressures, we are confident that our business model will drive profitable growth and long-term shareholder value well into the future.”

Mr. Chubb concluded, “I am proud of, and grateful for, the generosity of our associates across the enterprise who have pitched in in so many ways to help the people of Maui recover from this disaster. This generosity and the resilience of our people in Maui and Hawaii are among the characteristics that make Oxford such a great company.”

Second Quarter of Fiscal 2023 versus Fiscal 2022

Net Sales by Operating Group	Second Quarter
($ in millions)	2023	2022	% Change
Tommy Bahama	$245.4	$244.0	1%
Lilly Pulitzer	91.3	88.7	3%
Emerging Brands	31.6	29.9	6%
Other	(0.1)	0.9	nm
Subtotal	368.2	363.4	1%
Johnny Was (acquired 9/19/2022)	52.0	0.0	nm
Total Company	$420.3	$363.4	16%

  Consolidated net sales increased 16% to $420 million.

    Full-price direct-to-consumer (DTC) sales increased 13% to $286 million versus the second quarter of fiscal 2022, including $41 million of DTC sales in Johnny Was and a 3% aggregate decrease in full-price DTC sales in the Company’s other businesses.

      Full-price retail sales of $150 million were 11%, or $15 million, higher than the prior-year period. This includes full-price retail sales in Johnny Was of $18 million for the second quarter of fiscal 2023. Full-price retail sales in the Company’s other businesses decreased by 3%.
      Full-price e-commerce sales grew 15%, or $17 million, to $136 million versus last year. This includes full-price e-commerce sales in Johnny Was of $22 million. Full-price e-commerce sales in the Company’s other businesses decreased by 4%.

    Outlet sales were $21 million, a 9%, or $2 million, increase versus prior-year results, primarily due to the addition of Johnny Was.
    There were $16 million of Lilly Pulitzer e-commerce flash sales in the second quarter of fiscal 2023 compared to no Lilly Pulitzer flash sales in the second quarter of fiscal 2022.
    Food and beverage sales grew 8%, or $2 million, to $30 million versus last year.
    Wholesale sales of $68 million were 9%, or $6 million, higher than the second quarter of fiscal 2022. Johnny Was contributed wholesale sales of $10 million for the second quarter of fiscal 2023, with the other businesses in the aggregate decreasing by 7%.
  Gross margin was 63.9% on a GAAP basis, comparable to prior-year results. Adjusted gross margin was 64.3% compared to 64.6% on an adjusted basis in the second quarter of fiscal 2022. Second quarter gross margin reflects increased e-commerce flash sales at Lilly Pulitzer and a greater proportion of sales during loyalty award cards, flipside and end of season clearance events at Tommy Bahama, partially offset by the higher gross margin of Johnny Was and reduced freight expense.
  SG&A was $205 million compared to $163 million last year, increasing primarily due to $32 million of Johnny Was SG&A in the second quarter of 2023, which includes $3 million of amortization of intangible assets. Across all operating groups, SG&A increased due to increases in employment costs, advertising costs, variable expenses, occupancy costs and other expenses to support sales growth. On an adjusted basis, SG&A was $202 million compared to $163 million in the prior-year period.
  Royalties and other operating income decreased by $2 million to $4 million versus last year. This decrease was primarily driven by lower sales of Tommy Bahama’s licensing partners.
  Operating income was $68 million, or 16.1% of net sales, compared to $75 million in the second quarter of fiscal 2022. On an adjusted basis, operating income was $73 million, or 17.3% of net sales, compared to $78 million in last year’s second quarter. Year-over-year operating income results reflect higher SG&A as the Company invests in the business, partially offset by sales growth.
  Interest expense increased by $1 million compared to the prior-year period. The increased interest expense was due to the debt incurred in the acquisition of Johnny Was in fiscal 2022.
  The effective tax rate was 22.5% compared to 24.6% for the prior-year period. The second quarter of fiscal 2023 benefitted from the vesting of restricted share awards at a value greater than the grant date stock price.

Balance Sheet and Liquidity

Inventory increased $26 million on a LIFO basis and $28 million, or 14%, on a FIFO basis compared to the end of the second quarter of fiscal 2022. The inventory increase reflects: (i) $18 million of Johnny Was inventory, (ii) anticipated sales increases in fiscal 2023, (iii) higher levels of core product and (iv) higher product costs.

During the first half of fiscal 2023 cash flow from operations was $153 million compared to $91 million in the first half of fiscal 2022. The cash flow from operations in the first half of fiscal 2023 provided sufficient cash to fund $31 million of capital expenditures, $21 million of dividends, $19 million of share repurchases and $71 million to repay outstanding debt.

As of July 29, 2023, the Company had $48 million of borrowings outstanding under its revolving credit agreement, compared to no borrowings at the end of the second quarter of last year. Also, the Company had $8 million of cash and cash equivalents versus $186 million of cash, cash equivalents and short-term investments at the end of the second quarter of fiscal 2022. Both changes were due to the acquisition of Johnny Was.

Dividend and Share Repurchase

The Board of Directors declared a quarterly cash dividend of $0.65 per share. The dividend is payable on October 27, 2023 to shareholders of record as of the close of business on October 13, 2023. The Company has paid dividends every quarter since it became publicly owned in 1960.

In early August, the Company completed a $20 million share repurchase program that commenced in the second quarter of fiscal 2023. The Company repurchased approximately 196,000 shares, or approximately 1% of total shares outstanding, for an average price of $102 per share.

Outlook

For fiscal 2023 ending on February 3, 2024, the Company moderated its sales and EPS guidance. The Company now expects net sales in a range of $1.570 billion to $1.600 billion as compared to net sales of $1.41 billion in fiscal 2022. In fiscal 2023, GAAP EPS is expected to be between $9.61 and $9.91 compared to fiscal 2022 GAAP EPS of $10.19. Adjusted EPS is expected to be between $10.30 and $10.60, compared to fiscal 2022 adjusted EPS of $10.88.

For the third quarter of fiscal 2023, the Company expects net sales to be between $320 million and $335 million compared to net sales of $313 million in the third quarter of fiscal 2022. GAAP EPS is expected to be in a range of $0.74 to $0.94 in the third quarter compared to GAAP EPS of $1.22 in the third quarter of fiscal 2022. Adjusted EPS is expected to be between $0.90 and $1.10 compared to adjusted EPS of $1.46 in the third quarter of fiscal 2022.

In addition to a more cautious macroeconomic environment, updated guidance reflects a negative impact from the wildfires in Maui, where Oxford has six brick-and-mortar locations, two of which are food and beverage locations. Updated sales guidance is impacted by approximately $7 million for the second half of fiscal 2023, while EPS is impacted by roughly $0.20. Both of these changes are expected to be evenly split between the third and fourth quarters.

The Company anticipates interest expense of $5 million in fiscal 2023, including the $4 million in the first half of fiscal 2023 as strong cash flows allow for continued reduction of debt during fiscal 2023. The Company’s effective tax rate is expected to be approximately 24% for the full year of fiscal 2023.

Capital expenditures in fiscal 2023, including the $31 million in the first half of fiscal 2023, are expected to be approximately $90 million compared to $47 million in fiscal 2022. The planned increase is primarily due to increased investment in new brick and mortar retail store and food and beverage locations as well as certain relocations and remodels of existing locations, various technology systems initiatives, and the anticipated initial spend associated with a multi-year Southeastern United States fulfillment center enhancement project to ensure best-in-class direct-to-consumer throughput capabilities for the Company’s brands.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. A replay of the call will be available through September 14, 2023 by dialing (412) 317-6671 access code 13740752.

About Oxford

Oxford Industries, Inc., a leader in the apparel industry, owns and markets the distinctive Tommy Bahama®, Lilly Pulitzer®, Johnny Was®, Southern Tide®, The Beaufort Bonnet Company® and Duck Head® lifestyle brands. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.

Basis of Presentation

All per share information is presented on a diluted basis.

Non-GAAP Financial Information

The Company reports its consolidated financial statements in accordance with generally accepted accounting principles (GAAP). To supplement these consolidated financial results, management believes that a presentation and discussion of certain financial measures on an adjusted basis, which exclude certain non-operating or discrete gains, charges or other items, may provide a more meaningful basis on which investors may compare the Company’s ongoing results of operations between periods. These measures include adjusted earnings, adjusted earnings per share, adjusted gross profit, adjusted gross margin, adjusted SG&A, and adjusted operating income, among others.

Management uses these non-GAAP financial measures in making financial, operational, and planning decisions to evaluate the Company’s ongoing performance. Management also uses these adjusted financial measures to discuss its business with investment and other financial institutions, its board of directors and others. Reconciliations of these adjusted measures to the most directly comparable financial measures calculated in accordance with GAAP are presented in tables included at the end of this release.

Safe Harbor

This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which typically are not historical in nature. We intend for all forward-looking statements contained herein, in our press releases or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Such statements are subject to a number of risks, uncertainties and assumptions including, without limitation, demand for our products, which may be impacted by competitive conditions and/or evolving consumer shopping patterns; macroeconomic factors that may impact consumer discretionary spending and pricing levels for apparel and related products, many of which may be impacted by current inflationary pressures, rising interest rates, concerns about the stability of the banking industry or general economic uncertainty; acquisition activities (such as the acquisition of Johnny Was), including our ability to integrate key functions, recognize anticipated synergies and minimize related disruptions or distractions to our business as a result of these activities; supply chain disruptions; costs and availability of labor and freight deliveries, including our ability to appropriately staff our retail stores and food and beverage locations; costs of products as well as the raw materials used in those products, as well as our ability to pass along price increases to consumers; energy costs; our ability to respond to rapidly changing consumer expectations; weather or natural disasters, including the ultimate impact of the recent wildfires on the island of Maui; the ability of business partners, including suppliers, vendors, wholesale customers, licensees, logistics providers and landlords, to meet their obligations to us and/or continue our business relationship to the same degree as they have historically; retention of and disciplined execution by key management and other critical personnel; cybersecurity breaches and ransomware attacks, as well as our and our third party vendors’ ability to properly collect, use, manage and secure business, consumer and employee data; the level of our indebtedness, including the risks associated with heightened interest rates on the debt and the potential impact on our ability to operate and expand our business; changes in international, federal or state tax, trade and other laws and regulations, including the potential imposition of additional duties; the timing of shipments requested by our wholesale customers; fluctuations and volatility in global financial and/or real estate markets; the timing and cost of retail store and food and beverage location openings and remodels, technology implementations and other capital expenditures, including the timing, cost and successful implementation of changes to our fulfillment network; pandemics or other public health crises; expected outcomes of pending or potential litigation and regulatory actions; the increased consumer, employee and regulatory focus on environmental, social and governance issues; the regulation or prohibition of goods sourced, or containing raw materials or components, from certain regions and our ability to evidence compliance; access to capital and/or credit markets; factors that could affect our consolidated effective tax rate; the risk of impairment to goodwill and other intangible assets; and geopolitical risks, including those related to the war between Russia and Ukraine. Forward-looking statements reflect our expectations at the time such forward-looking statements are made, based on information available at such time, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I. Item 1A. Risk Factors contained in our Annual Report on Form 10-K for Fiscal 2022, and those described from time to time in our future reports filed with the SEC. We caution that one should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:	Brian J. Smith
E-mail:	InvestorRelations@oxfordinc.com

Oxford Industries, Inc.
Consolidated Balance Sheets (in thousands, except par amounts)
(unaudited)

	July 29, 2023	July 30, 2022
ASSETS
Current Assets
Cash and cash equivalents	$7,790	$31,269
Short-term investments	—	154,754
Receivables, net	55,583	48,691
Inventories, net	161,866	135,483
Income tax receivable	19,401	19,743
Prepaid expenses and other current assets	37,740	31,308
Total Current Assets	$282,380	$421,248
Property and equipment, net	188,004	150,887
Intangible assets, net	277,114	154,853
Goodwill	123,079	23,861
Operating lease assets	241,452	179,217
Other assets, net	37,829	27,136
Total Assets	$1,149,858	$957,202
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$76,216	$76,974
Accrued compensation	20,481	28,779
Current portion of operating lease liabilities	67,676	53,119
Accrued expenses and other liabilities	68,188	63,768
Total Current Liabilities	$232,561	$222,640
Long-term debt	48,472	—
Non-current portion of operating lease liabilities	219,207	180,092
Other non-current liabilities	20,402	19,200
Deferred income taxes	4,587	1,254
Shareholders’ Equity
Common stock, $1.00 par value per share	15,630	15,960
Additional paid-in capital	170,789	166,139
Retained earnings	440,319	355,037
Accumulated other comprehensive loss	(2,109)	(3,120)
Total Shareholders’ Equity	$624,629	$534,016
Total Liabilities and Shareholders’ Equity	$1,149,858	$957,202

Oxford Industries, Inc.
Consolidated Statements of Operations (in thousands, except per share amounts) (unaudited)

	Second Quarter		First Half
	Fiscal 2023	Fiscal 2022	Fiscal 2023	Fiscal 2022
Net sales	$420,319	$363,430	$840,416	$716,011
Cost of goods sold	151,590	131,281	296,558	257,485
Gross profit	$268,729	$232,149	$543,858	$458,526
SG&A	205,231	163,135	408,380	320,547
Royalties and other operating income	4,176	6,357	12,497	13,370
Operating income	$67,674	$75,371	$147,975	$151,349
Interest expense, net	1,297	274	3,639	516
Earnings before income taxes	$66,377	$75,097	$144,336	$150,833
Income tax expense	14,924	18,485	34,345	36,813
Net earnings	$51,453	$56,612	$109,991	$114,020
Net earnings per share:
Basic	$3.31	$3.56	$7.06	$7.07
Diluted	$3.22	$3.49	$6.86	$6.94
Weighted average shares outstanding:
Basic	15,550	15,919	15,589	16,118
Diluted	15,979	16,238	16,025	16,430
Dividends declared per share	$0.65	$0.55	$1.30	$1.10

Oxford Industries, Inc.
Consolidated Statements of Cash Flows (in thousands)
(unaudited)
First Half

	Fiscal 2023	Fiscal 2022
Cash Flows From Operating Activities:
Net earnings	$109,991	$114,020
Adjustments to reconcile net earnings to cash flows from operating activities:
Depreciation	23,128	20,358
Amortization of intangible assets	7,331	454
Equity compensation expense	7,508	5,252
Gain on sale of assets	(1,756)	—
Amortization and write-off of deferred financing costs	368	172
Deferred income taxes	1,451	(1,657)
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Receivables, net	(11,611)	(15,322)
Inventories, net	57,947	(17,867)
Income tax receivable	39	(15)
Prepaid expenses and other current assets	360	(11,541)
Current liabilities	(39,471)	(939)
Other balance sheet changes	(2,785)	(2,286)
Cash provided by operating activities	$152,500	$90,629
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired	(3,320)	—
Purchases of property and equipment	(31,410)	(19,746)
Purchases of short-term investments	—	(70,000)
Proceeds from short-term investments	—	80,000
Proceeds from the sale of property, plant and equipment	2,125	—
Other investing activities	(33)	(50)
Cash used in investing activities	$(32,638)	$(9,796)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(334,225)	—
Proceeds from revolving credit arrangements	263,686	—
Deferred financing costs paid	(1,661)	—
Repurchase of common stock	(18,987)	(72,680)
Proceeds from issuance of common stock	1,090	882
Repurchase of equity awards for employee tax withholding liabilities	(9,941)	(3,166)
Cash dividends paid	(20,843)	(17,829)
Other financing activities	—	(2,010)
Cash used in financing activities	$(120,881)	$(94,803)
Net change in cash and cash equivalents	(1,019)	(13,970)
Effect of foreign currency translation on cash and cash equivalents	(17)	380
Cash and cash equivalents at the beginning of year	8,826	44,859
Cash and cash equivalents at the end of period	$7,790	$31,269

Oxford Industries, Inc.
Reconciliations of Certain Non-GAAP Financial Information (in millions, except per share amounts)
(unaudited)

	Second Quarter			First Half
AS REPORTED	Fiscal 2023	Fiscal 2022	% Change	Fiscal 2023	Fiscal 2022	% Change
Tommy Bahama
Net sales	$245.4	$244.0	0.6%	$484.9	$472.0	2.7%
Gross profit	$155.3	$156.8	(1.0)%	$313.5	$304.1	3.1%
Gross margin	63.3%	64.3%		64.7%	64.4%
Operating income	$51.0	$58.9	(13.4)%	$106.6	$111.5	(4.5)%
Operating margin	20.8%	24.2%		22.0%	23.6%
Lilly Pulitzer
Net sales	$91.3	$88.7	3.0%	$188.8	$180.7	4.5%
Gross profit	$63.1	$63.3	(0.3)%	$131.4	$126.8	3.6%
Gross margin	69.1%	71.4%		69.6%	70.2%
Operating income	$18.6	$21.5	(13.6)%	$43.1	$47.7	(9.6)%
Operating margin	20.3%	24.2%		22.8%	26.4%
Johnny Was(1)
Net sales	$52.0	$0.0	100.0%	$101.5	$0.0	100.0%
Gross profit	$35.9	$0.0	100.0%	$69.5	$0.0	100.0%
Gross margin	69.1%	0.0%		68.5%	0.0%
Operating income	$3.8	$0.0	100.0%	$6.3	$0.0	100.0%
Operating margin	7.4%	0.0%		6.2%	0.0%
Emerging Brands
Net sales	$31.6	$29.9	5.6%	$65.6	$61.7	6.3%
Gross profit	$15.8	$14.1	11.8%	$31.4	$30.5	3.1%
Gross margin	50.0%	47.2%		47.9%	49.4%
Operating income	$3.0	$4.0	(24.1)%	$6.9	$11.7	(40.8)%
Operating margin	9.6%	13.3%		10.6%	19.0%
Corporate and Other
Net sales	$(0.1)	$0.9	(108.6)%	$(0.3)	$1.6	NM
Gross profit	$(1.4)	$(2.1)	NM	$(2.0)	$(2.9)	NM
Operating loss	$(8.8)	$(9.0)	NM	$(14.9)	$(19.6)	NM
Consolidated
Net sales	$420.3	$363.4	15.7%	$840.4	$716.0	17.4%
Gross profit	$268.7	$232.1	15.8%	$543.9	$458.5	18.6%
Gross margin	63.9%	63.9%		64.7%	64.0%
SG&A	$205.2	$163.1	25.8%	$408.4	$320.5	27.4%
SG&A as % of net sales	48.8%	44.9%		48.6%	44.8%
Operating income	$67.7	$75.4	(10.2)%	$148.0	$151.3	(2.2)%
Operating margin	16.1%	20.7%		17.6%	21.1%
Earnings before income taxes	$66.4	$75.1	(11.6)%	$144.3	$150.8	(4.3)%
Net earnings	$51.5	$56.6	(9.1)%	$110.0	$114.0	(3.5)%
Net earnings per diluted share	$3.22	$3.49	(7.7)%	$6.86	$6.9	(1.2)%
Weighted average shares outstanding - diluted	16.0	16.2	(1.6)%	16.0	16.4	(2.5)%

	Second Quarter			First Half
ADJUSTMENTS	Fiscal 2023	Fiscal 2022	% Change	Fiscal 2023	Fiscal 2022	% Change
LIFO adjustments(2)	$1.4	$2.7		$2.8	$3.7
Amortization of Johnny Was intangible assets(3)	$3.5	$0.0		$6.9	$0.0
Gain on sale of Merida manufacturing facility(4)	$0.0	$0.0		$(1.8)	$0.0
Impact of income taxes(5)	$(1.3)	$(0.7)		$(2.1)	$(0.9)
Adjustment to net earnings(6)	$3.6	$2.1		$5.9	$2.8
AS ADJUSTED
Tommy Bahama
Net sales	$245.4	$244.0	0.6%	$484.9	$472.0	2.7%
Gross profit	$155.3	$156.8	(1.0)%	$313.5	$304.1	3.1%
Gross margin	63.3%	64.3%		64.7%	64.4%
Operating income	$51.0	$58.9	(13.4)%	$106.6	$111.5	(4.5)%
Operating margin	20.8%	24.2%		22.0%	23.6%
Lilly Pulitzer
Net sales	$91.3	$88.7	3.0%	$188.8	$180.7	4.5%
Gross profit	$63.1	$63.3	(0.3)%	$131.4	$126.8	3.6%
Gross margin	69.1%	71.4%		69.6%	70.2%
Operating income	$18.6	$21.5	(13.6)%	$43.1	$47.7	(9.6)%
Operating margin	20.3%	24.2%		22.8%	26.4%
Johnny Was(1)
Net sales	$52.0	$0.0	100.0%	$101.5	$0.0	100.0%
Gross profit	$35.9	$0.0	100.0%	$69.5	$0.0	100.0%
Gross margin	69.1%	0.0%		68.5%	0.0%
Operating income	$7.3	$0.0	100.0%	$13.3	$0.0	100.0%
Operating margin	14.1%	0.0%		13.1%	0.0%
Emerging Brands
Net sales	$31.6	$29.9	5.6%	$65.6	$61.7	6.3%
Gross profit	$15.8	$14.1	11.8%	$31.4	$30.5	3.1%
Gross margin	50.0%	47.2%		47.9%	49.4%
Operating income	$3.0	$4.0	(24.1)%	$6.9	$11.7	(40.8)%
Operating margin	9.6%	13.3%		10.6%	19.0%
Corporate and Other
Net sales	$(0.1)	$0.9	(108.6)%	$(0.3)	$1.6	NM
Gross profit	$0.1	$0.6	NM	$0.8	$0.8	NM
Operating loss	$(7.4)	$(6.3)	NM	$(13.9)	$(15.8)	NM
Consolidated
Net sales	$420.3	$363.4	15.7%	$840.4	$716.0	17.4%
Gross profit	$270.2	$234.9	15.0%	$546.6	$462.3	18.2%
Gross margin	64.3%	64.6%		65.0%	64.6%
SG&A	$201.8	$163.1	23.7%	$401.5	$320.5	25.2%
SG&A as % of net sales	48.0%	44.9%		47.8%	44.8%
Operating income	$72.6	$78.1	(7.1)%	$155.9	$155.1	0.5%
Operating margin	17.3%	21.5%		18.6%	21.7%
Earnings before income taxes	$71.3	$77.8	(8.4)%	$152.3	$154.6	(1.5)%
Net earnings	$55.1	$58.7	(6.1)%	$115.9	$116.8	(0.8)%
Net earnings per diluted share	$3.45	$3.61	(4.4)%	$7.23	$7.11	1.7%

	Second Quarter	Second Quarter	Second Quarter	First Half	First Half
	Fiscal 2023	Fiscal 2023	Fiscal 2022	Fiscal 2023	Fiscal 2022
	Actual	Guidance(7)	Actual	Actual	Actual
Net earnings per diluted share:
GAAP basis	$3.22	$3.14 - 3.34	$3.49	$6.86	$6.94
LIFO adjustments(8)	0.07	0.00	0.13	0.13	0.17
Amortization of Johnny Was intangible assets(9)	0.16	0.16	0.00	0.32	0.00
Gain on sale of Merida manufacturing facility(10)	0.00	0.00	0.00	(0.08)	0.00
As adjusted(6)	$3.45	$3.30 - 3.50	$3.61	$7.23	$7.11

	Third Quarter Fiscal 2023 Guidance(11)	Third Quarter Fiscal 2022 Actual
Net earnings per diluted share:
GAAP basis	$0.74 - $0.94	$1.22
LIFO adjustments(8)	0.00	(0.03)
Inventory step-up charges in Johnny Was(13)	0.00	0.06
Amortization of Johnny Was intangible assets(9)	0.16	0.08
Transaction expenses and integration costs associated with Johnny Was acquisition(14)	0.00	0.13
As adjusted(6)	$0.90 - $1.10	$1.46

	Fiscal 2023 Guidance(12)	Fiscal 2022 Actual
Net earnings per diluted share:
GAAP basis	$9.61 - $9.91	$10.19
LIFO adjustments(8)	0.13	0.12
Inventory step-up charge in Johnny Was(13)	0.00	0.20
Amortization of Johnny Was intangible assets(9)	0.64	0.24
Transaction expenses and integration costs associated with the Johnny Was acquisition(14)	0.00	0.13
Gain on sale of Merida manufacturing facility(10)	(0.08)	0.00
As adjusted(6)	$10.30 - $10.60	$10.88

(1) Johnny Was was acquired on September 19, 2022 and results presented reflect Johnny Was operations subsequent to the acquisition date.
(2) LIFO adjustments represents the impact of LIFO accounting adjustments. These adjustments are included in cost of goods sold in Corporate and Other.
(3) Amortization of Johnny Was intangible assets represents the amortization related to intangible assets acquired as part of the Johnny Was acquisition. These charges are included in SG&A in Johnny Was.
(4) Gain on sale of Merida manufacturing facility represents the gain on sale of Oxford's last owned manufacturing facility, which was located in Merida, Mexico and previously operated by the Lanier Apparel operating group. The gain is included in royalties and other operating income in Corporate and Other.
(5) Impact of income taxes represents the estimated tax impact of the above adjustments based on the estimated applicable tax rate on current year earnings.
(6) Amounts in columns may not add due to rounding.
(7) Guidance as issued on June 7, 2023.
(8) LIFO adjustments represents the impact, net of income taxes, on net earnings per share resulting from LIFO accounting adjustments. No estimate for LIFO accounting adjustments is reflected in the guidance for any future periods.
(9) Amortization of Johnny Was intangible assets represents the impact, net of income taxes, on net earnings per share resulting from the amortization of intangible assets acquired as part of the Johnny Was acquisition.
(10) Gain on sale of Merida manufacturing facility represents the impact, net of income taxes, on net earnings per share resulting from the gain on sale of Oxford's last owned manufacturing facility, which was located in Merida, Mexico and previously operated by the Lanier Apparel operating group.
(11) Guidance as issued on August 31, 2023.
(12) Guidance as issued on August 31, 2023. Fiscal 2023 is a 53 week year ending on February 3, 2024, with the additional week included in the fourth quarter of Fiscal 2023.
(13) Inventory step-up charge in Johnny Was represents the impact, net of income taxes, on net earnings per share of purchase accounting adjustments resulting from the step-up of inventory at acquisition of the Johnny Was business. No additional inventory step-up charge is expected in future periods.
(14) Transaction expenses and integration costs associated with the Johnny Was acquisition represents the impact of transaction costs and integration costs, net of income taxes, on net earnings per share.

	Direct to Consumer Location Count
	End of Q1	End of Q2	End of Q3	End of Q4
Fiscal 2022
Tommy Bahama
Full-price retail store	102	102	102	103
Retail-food & beverage	21	21	21	21
Outlet	35	35	35	33
Total Tommy Bahama	158	158	158	157
Lilly Pulitzer full-price retail store	59	58	59	59
Johnny Was
Full-price retail store	—	—	64	65
Outlet	—	—	2	2
Total Johnny Was	—	—	66	67
Emerging Brands
Southern Tide full-price retail store	4	5	5	6
TBBC full-price retail store	1	2	2	3
Total Oxford	222	223	290	292
Fiscal 2023
Tommy Bahama
Full-price retail store	103	101	—	—
Retail-food & beverage	21	22	—	—
Outlet	33	33	—	—
Total Tommy Bahama	157	156	—	—
Lilly Pulitzer full-price retail store	59	59	—	—
Johnny Was
Full-price retail store	65	67	—	—
Outlet	2	2	—	—
Total Johnny Was	67	69	—	—
Emerging Brands
Southern Tide full-price retail store	9	13	—	—
TBBC full-price retail store	3	3	—	—
Total Oxford	295	300	—	—